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                                                                  EXECUTION COPY


                        FORM OF INDEMNIFICATION AGREEMENT

I.       AGREEMENT

This Indemnity Agreement (the "Agreement") is entered into as of July 8, 2002 (the "Effective Date") by and between Kiewit Materials Company (the "Company") and the undersigned Holder ("Holder").

THIS AGREEMENT SUPERSEDES AND REPLACES ANY PRIOR OR CONTEMPORANEOUS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY INDEMNIFICATION AGREEMENT) BETWEEN THE COMPANY AND THE HOLDER PERTAINING TO THE SUBJECT MATTER HEREOF, THE PARTIES HEREBY AGREEING THAT ANY SUCH PRIOR OR CONTEMPORANEOUS AGREEMENT IS VOID AB INITIO.

The Company shall, subject to the terms, conditions and limitations of this Agreement, indemnify and hold harmless the Holder from any and all Grossed-Up Loss (as defined herein) that results from the failure of a Holder to receive the Tax Treatment (as defined herein) or from a Tax Challenge, during the Term (as defined herein), provided that sworn Proof of Loss is received by the Company during the Term pursuant to Section IV(B) of this Agreement.

II.      DEFINITIONS

"Additional Taxes" means the excess, if any, of (i) the Taxes incurred by the Holder after giving effect to the Holder's failure to obtain the Tax Treatment, over (ii) the Expected Taxes.

"Applicable Tax Rate" means the Holder's highest marginal rate of federal, state and local income taxation in the calendar year (after taking into account the deduction of state and local taxes), applicable employment taxes, and applicable excise taxes.

"Code" means the Internal Revenue Code of 1986, as amended, as of the date of this Agreement.

"Contest Costs" means reasonable costs, charges and expenses, including, but not limited to, attorney fees, incurred by the Holder in Contest Proceedings of the Tax Treatment, including appeals therefrom.

"Contest Proceedings" mean (i) an audit or investigation of the Holder by any Taxing Authority or (ii) a post-audit administrative or judicial contest by the Holder of an adjustment in his/her Taxes as it relates to the Tax Treatment.


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"Debentures" means any or all of (1) the Series 2000A 8.028% Convertible
Debentures, due October 31, 2010, (2) the Series 2000B 7.35% Convertible Debentures, due October 31, 2010, (3) the Series 2000C 8.25% Convertible Debentures, due October 31, 2010, (4) the Series 2000D 7.81% Convertible Debentures, due November 30, 2010, and (5) the Series 2001 6.60% Convertible Debentures, due July 31, 2011, issued by the Company.

"Determination" means a determination within the meaning of Section 1313 of the Code.

"Expected Taxes" means the Taxes the Holder would incur if the Holder received the Tax Treatment, computed with the modifications described in this definition. The Holder's federal income taxes will be computed assuming that (1) the long-term capital gain recognized with respect to the Debentures is taxed at the highest applicable long-term capital gain tax rate without regard to any capital losses, capital loss carryovers, or other exclusions or deductions, and (2) the short-term capital gain recognized with respect to the Debentures is taxed at the highest marginal tax rate applicable to the Holder under Section 1 of the Code without regard to any capital losses, capital loss carryovers or other exclusions or deductions. The Holder's state and local income (or other) taxes will be computed assuming that both the long-term capital gain and the short-term capital gain recognized with respect to the Debentures are taxed at the highest marginal tax rate applicable to such gain under law without regard to any capital losses or capital loss carryovers (but with regard to any provision of state or local law (i) which excludes or deducts from gross income a portion of such gain, (ii) which is applicable to Holder, and (iii) which Holder has properly elected to apply to such gain in Holder's tax return as originally filed).

"Grossed-Up Loss" means an amount payable to the Holder in respect of a Loss, which, after reduction for Taxes imposed upon such payments, is equal to the Loss incurred by the Holder, and is computed in accordance with the following formula: A = B / 1 - C, where B is the amount of the Loss, C is the Applicable Tax Rate, and A is the amount to be paid as the Grossed-Up Loss.

"Holder" means the undersigned Holder, together with his/her heirs, estates, or assigns, the same being the beneficiaries of this Agreement. As of the date hereof, the Holder is the owner of the Debentures or of the Company's stock received upon a conversion of a Debenture.

"Insurer" means any insurer providing contingency indemnity insurance (or similar insurance) intended to insure the Company's obligations under this Agreement.

"Interest" means interest imposed on the Holder by a Taxing Authority due to an underpayment of Taxes by the Holder that results directly from the failure of the Holder to receive the Tax Treatment.


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"Loss" means the total amount of Additional Taxes and Contest Costs incurred by the Holder. Loss does not include any amount fairly and reasonably allocated to matters other than the failure of the Holder to receive the Tax Treatment.

"Penalties" mean penalties imposed on the Holder by a Taxing Authority on account of either an underpayment of Taxes or negligence by the Holder with respect to the Tax Treatment.

"Proof of Loss" means the Proof of Loss form attached at Exhibit A to this Agreement.

"Reasonable Basis" has the meaning accorded that term by Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association.

"Tax Challenge" means a challenge by a Taxing Authority to the Tax Treatment.

"Tax Treatment" means that neither the occurrence of any early conversion right with respect to Debentures (including, without limitation, pursuant to Section
(7) of the Debentures), nor the conversion of a Debenture into the stock of the Company will result in any ordinary income or gain recognition by the Holder. Upon a sale or exchange of a Debenture, or of the Company's stock that was received as a result of converting a Debenture, the Holder will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash and fair market value of property received in the sale or exchange, and
(ii) the amount the Holder paid to acquire the Debenture at its original issuance, net of any amortized bond premium. Any gain recognized will be long-term capital gain if the Holder purchased the Debenture more than 12 months prior to the time of the sale or exchange and has had continuous beneficial ownership of the Debenture (or the Holder's stock into which the Debenture was converted) since such purchase.

"Taxes" mean any Federal or state income taxes, employment taxes or excises, Penalties or Interest, regardless of whether imposed by statute, rule, regulation or ordinance.

"Taxing Authority" means either or all of the Internal Revenue Service ("IRS") and State taxing authorities.

"Term" means the period commencing on the Effective Date and ending on the Termination date.

"Termination Date" means the earlier of:

         (1)      October 16, 2010, or

         (2) the date of the payment by the Company of all Grossed-Up Loss covered under this Agreement.


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III.     EXCLUSIONS

         The Company shall not be liable to make any payment that is based upon, arises out of, or results in:

         (A) the failure of the Holder to follow the conditions set forth in this Agreement, if failure to do so is material to the Company's potential liability under this Agreement;

         (B) the compromise or settlement of any Contest Proceeding by the Holder without the Company's prior consent, in accordance with
                  Section IV.A.(1);

         (C) any amortized premium, Interest received on the Debentures, any amount received as a dividend, or redemption of the Debentures (provided that this exclusion shall not apply to any conversion of Debentures into the Company's stock, whether on an early basis incident to a notice of redemption of the Debentures under Section (5) of the Debentures or otherwise); or

         (D) failure of the Holder to realize a gain on the sale or exchange of a Debenture.

IV.      GENERAL CONDITIONS AND LIMITATIONS

         A.       CONTEST, SETTLEMENTS AND PAYMENT OF CLAIMS

                  (1) The Holder shall not (a) settle or compromise any Contest Proceeding, (b) incur any Contest Costs, or
                           (c) otherwise assume any contractual obligation or admit any liability with respect to any Contest Proceeding, without the Company's written consent, which consent shall not be unreasonably withheld or delayed. The Company shall not be liable for any such settlement, compromise, Contest Costs, assumed obligation or admission to which the Company has not so consented.

                  (2) The Holder agrees to provide the Company with all information, assistance and cooperation that the Company reasonably requests with respect to any Contest Proceeding and agrees that the Holder will use all reasonable efforts as reasonably requested by the Company to avoid prejudicing the Company's position or its potential or actual rights of recovery. The Company shall have the right and shall be given the opportunity to effectively associate with the Holder in the investigation, defense and settlement, including but not limited to the negotiation of a settlement, of any


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                           Contest Proceeding that appears reasonably likely to
                           be covered in whole or in part by this Agreement; provided, however, any such settlement will not result in any liability or obligation that is not paid by the Company pursuant to this Agreement.

                  (3) The Holder agrees to pursue a Contest Proceeding in a forum approved by the Company and to contest a proposed or final adjustment, including by appeal to the United States Circuit Court of Appeals. It is understood and agreed that if the Company elects a forum for a Contest Proceeding that requires the Holder to pay any Taxes to the Taxing Authority prior to proceeding in that forum, then the Company shall advance the payment of such Taxes in the form of an interest free loan to the Holder; and should the Holder ultimately prevail in such Contest Proceeding, then the Company shall be entitled to reimbursement of such payment of Taxes which it had advanced the Holder within five business days following the Holder's receipt of same from the Taxing Authority.

                  (4) All decisions regarding the pursuit of administrative remedies following an audit of the Holder's tax returns, the appropriate forum for any judicial proceeding, the legal basis for contesting the adjustment and the choice of counsel for the Contest Proceeding shall be made by the Holder with the approval of the Company, which approval shall not be unreasonably withheld or delayed. The end of the Contest Proceeding shall be when there has been a Determination adverse to the Holder with respect to which either no further appeal is available or the Company declines to request that Holder pursue an appeal. The Company will not require a Contest Proceeding, or continuation of a Contest Proceeding, if the Holder presents the Company with an opinion of counsel reasonably acceptable to Company that there is no Reasonable Basis on which to pursue a Contest Proceeding. The Company shall acknowledge the receipt and whether it accepts this opinion within fifteen
                           (15) days following receipt of such opinion. The reasonable fees and costs of such counsel shall be treated as Losses incurred by the Holder under this Agreement.

                           If the Holder and the Company cannot agree on any of the foregoing in this Section (4), then the Holder shall follow the direction of the Company with respect thereto, unless and until qualified independent counsel, mutually acceptable to both parties, opines that such direction is unreasonable under the circumstances. The reasonable fees and cost of such counsel shall be treated as Losses incurred by the Holder under this Agreement.


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                  (5)      Payment of the Grossed-Up Loss shall be made to the
                           Holder, at the address set forth in Section IV(B)(2) of this Agreement, not more than thirty (30) business days after both (a) the receipt by the Company of a sworn Proof of Loss from the Holder and (b) the earlier of a Determination that a Loss has occurred or agreement between the Holder and the Company that there is no Reasonable Basis on which to pursue a Contest Proceeding under Section (4) above.

                  (6) If the Company fails to pay the Grossed-Up Loss within the time period set forth in Section (5) above, then such amounts shall be paid to the Holder by the Company with interest thereon, accruing from the date such amount was due and payable, at the applicable IRS interest rate charged on underpayments as in effect from time to time.

         B.       NOTICE

                  (1) If, during the Term, the Holder receives written notice of a Tax Challenge, the Holder, as a condition precedent to the Holder's right to be reimbursed under this Agreement, shall give to the Company written notice of any such Tax Challenge within twenty (20) business days after the Holder's receipt of such notice of the Tax Challenge, but in no event later than the Termination Date; provided, however, that if late notice does not materially prejudice the Company (including, but not limited to, any rights of the Company under any insurance policy or other agreement), then such late notice shall not limit the Holder's rights under this Agreement.

                  (2) Any notice or other communication to be given to the Holder shall be given effectively if made in writing and delivered to:

                                     HOLDER

                             ------------------------

                             ------------------------

                             ------------------------

                  (3) Any notice or other communication to be given to the Company shall be given effectively if made in writing and delivered to:


                            Kiewit Materials Company
                                  Kiewit Plaza
                                 Omaha, NE 68131
                              Attn: General Counsel


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                  (4)      Such notice or other communication shall be given to
                           such other representatives or at such other addresses as a party may furnish to the other party pursuant to the foregoing.

         C.       CONDITIONS PRECEDENT

                  It is a condition precedent to the right of the Holder to be indemnified hereunder that:

                  (1) The Holder shall have complied with this Agreement in all material respects.

                  (2) A signed, sworn Proof of Loss shall have been received by the Company from the Holder, in substantially the form of and containing the information described in Exhibit A attached hereto, including a calculation of the Grossed-Up Loss in respect of such Loss in reasonable detail.

         D.       CONFIDENTIALITY

                  Except to the extent disclosure is required by a court or governmental agency or by applicable law, the Holder agrees to treat as proprietary and to maintain confidentiality as to all details of this Agreement, except such aspects thereof as are now in the public domain or come into the public domain through no fault of the Holder. Notwithstanding the foregoing, the Holder may disclose the terms of this Agreement for legitimate business reasons to legal, financial and tax advisors and to the Holder's spouse.

         E.       SOLE AGREEMENT

                  This Agreement, including the Exhibits hereto, constitutes the sole agreement between the Company and the Holder with respect to the matters set forth herein, and supersedes any other prior or contemporaneous agreements, whether written or oral, between them (including, without limitation, any indemnification agreement entered into between the Holder and the Company) pertaining to the subject matter hereof. Holder hereby acknowledges and agrees that Holder's only remedies in relation to the failure of Holder to receive the Tax Treatment shall be such remedies as are afforded to Holder in this Agreement.

         F.       GOVERNING LAW

                  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, as applicable to


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                  contracts entered into in that State between citizens of that
                  State and without reference to conflicts of law principles.

         G.       ALTERATION, ASSIGNMENT AND BENEFIT

                  (1) No change in, modification of, or assignment of interest under this Agreement shall be effective, unless signed by an authorized employee or representative of the Company and the Holder. Notice to any agent or knowledge possessed by any agent or any other person shall not effect a waiver or a change in any part of this Agreement or prevent the Company or the Holder from asserting any right under the terms of this Agreement.

                  (2) This Agreement may not be assigned or transferred, and any rights that may arise under this Agreement may not be assigned or transferred, except for transfers by operation of law, without the prior written consent of the Company and the Holder, which consent shall not be unreasonably withheld or delayed.

                  (3) This Agreement shall inure only to the benefit of the Holder. No person, other than the Holder, shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

         H.       INSURANCE

                  If and to the extent that the Company obtains a policy or policies of named contingency indemnity insurance (or similar insurance) intended to insure the Company's obligations under this Agreement, then the Company shall cause the Holder to be named as an additional insured party thereof (but the Company expressly disclaims any representation or warranty as to what, if any, rights the Holder obtains as such).

         I.       REPRESENTATION AND WARRANTY

                  The Holder represents and warrants to the Company that (to the extent the Holder holds such): (1) any Series 2000A, 2000B and 2000C Convertible Debentures were received in exchange for convertible debentures previously issued by Peter Kiewit Son's, Inc. and that those debentures were purchased by the Holder for cash at a price that was equal to or greater than the face amount of such debentures and (2) any Series 2000D and 2001 Convertible Debentures were purchased for cash at a price that was equal to or greater than the face amount of such debentures.


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In witness whereof, this Agreement has been executed by or on behalf of the parties as of the Effective Date.


KIEWIT MATERIALS COMPANY


By:
     ---------------------------------------
         Kenneth E. Stinson, Chairman

HOLDER


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                                    EXHIBIT A

                                  PROOF OF LOSS

         In accordance with the terms of that certain Indemnification Agreement (the "Agreement"), dated as of _________________, 2002, between Kiewit Materials Company (the "Company") and the undersigned Holder ("Holder"), the Holder is filing this Proof of Loss pursuant to Section IV(A)(5) of the Agreement. A Loss in the amount of US$_______________, with respect to a Tax Treatment occurred on _____________________. Attached hereto is a computation of the Loss in reasonable detail.

         This Proof of Loss verifies on behalf of the Holder that each applicable condition precedent to payment under the Agreement has been satisfied in all material respects and that no exclusion contained in the Agreement bars the Holder's claim.

         Effective upon the Holder's receipt of payment in accordance with the terms of the Agreement, the Holder discharges the Company for all liability with respect to such Loss.

         Please let the undersigned know immediately if you have any questions with regard to this Proof of Loss or its attachments.

Signature of Holder:
                    --------------------------------
Printed Name of Holder:
                       -----------------------------
Date:
     -----------------------------------------------


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SCHEDULE OF INDEMNIFICATION AGREEMENTS WITH EXECUTIVE OFFICERS

1. Indemnification Agreement, dated as of July 8, 2002, by and between the Company and Christopher J. Murphy.

2. Indemnification Agreement, dated as of July 8, 2002, by and between the Company and Donald E. Bowman.

3. Indemnification Agreement, dated as of July 8, 2002, by and between the Company and Mark E. Belmont.

4. Indemnification Agreement, dated as of July 8, 2002, by and between the Company and John J. Shaffer.

5. Indemnification Agreement, dated as of July 8, 2002, by and between the Company and Daniel W. Speck.

5. Indemnification Agreement, dated as of July 8, 2002, by and between the Company and Rick W. Thomas.

6. Indemnification Agreement, dated as of July 8, 2002, by and between the Company and Todd A. Freyer.